Exhibit 10.20
ORIGINAL
Agreement on Joint Cooperation
PARTIES:
Sino Geophysical Co., Ltd
Pacific Asia Petroleum Inc.

This Agreement on Joint Cooperation (“Agreement”) dated May 31, 2007 is executed by and between Sino Geophysical Co., Ltd., a company registered in Beijing, China (“Party A”) and Pacific Asia Petroleum Inc. a company registered in Delaware, United States of America (“Party B”).
WITNESSETH:
     WHEREAS, Party A is a world class energy services company specializing in seismic acquisition, processing and analysis, and has recently expanded its scope of business and operations to include development of oil and gas properties throughout Asia and the Pacific Rim;
     WHEREAS, Party B is a publicly traded company incorporated in the United States of America engaged in the business of oil and gas exploration, development, production and trading in Asia and the Pacific Rim countries; and
     WHEREAS, Party A and Party B have met several times to discuss their intent to work together and identify mutually acceptable ventures in Asia that they can jointly develop to bring value to their respective shareholders and/or investors.
     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:
Section 1
Mutual Cooperation
1.1	Pursuant to the mutual desire by both Party A and Party B to identify energy projects in the People’s Republic of China, and throughout Asia that will bring value to their respective investors and/or shareholders, the Parties hereto will establish a mutually acceptable procedure to keep each other informed of projects they are pursuing which they respectively believe would meet the financial and operational objectives and expectations for the other party.

1.2	Party B will use the services of Party A for its seismic acquisition and processing operations, provided that Party A’s terms are competitive with respect to price (a standard should be negotiated in order to avoid dispute), technology and quality and that mutually acceptable terms can be negotiated.

1.3	Party A will provide to Party B the opportunity to participate in oil and gas exploration and development projects that it is pursuing, or acquires, subject to agreement on mutually acceptable terms.
Section 2
Confidentiality
2.1 The Parties hereto shall maintain all data provided by the other Party strictly confidential and therefore agree not to disclose trade or otherwise divulge such data to any third party, other than to its affiliates, without the prior written consent of the other Party. In the event of disclosure to any of its affiliates, such affiliate shall also be subject to the terms of this Agreement. Notwithstanding the above, the Party receiving the data shall be entitled to disclose the data without the other Party’s prior written consent to such of the following persons to the extent that they have a clear need to know and to be exposed to the data:
A.	Employees, officers and directors of the Party receiving the data;

B.	Employees, officers and directors of affiliates;

C.	Any consultant or agent retained by a Party or its affiliate; or

D.	Any bank or other financial institution or entity funding or proposing to fund a Party’s participation in a venture, including any consultant retained by such bank or other financial institution or entity.
The Party receiving the data shall be responsible for ensuring that all persons to whom the confidential information is disclosed under this Agreement shall keep such information confidential and shall not disclose or divulge the same to any unauthorized person.
Prior to making any such disclosures to persons under subparagraphs (C) and (D) above, however, the Party receiving the data shall obtain an undertaking of confidentiality substantially in the same form and content as this Agreement, from each such person.
2.2 Exception to the Confidential Designation of the Data.
The receiving Party may disclose the data without the disclosing Party’s prior written consent only to the extent such information:
A.	Is already known to the receiving Party as of the date of disclosure hereunder;

B.	Is already in possession of the public or becomes available to the public other than through the act or omission of the receiving Party or of any other person to whom the data is disclosed pursuant to this Agreement;

C.	Is acquired independently from a third party that represents that it has the right to disseminate such information at the time it is acquired by the receiving Party; or

D.	Is developed by the receiving Party independently from data received from the disclosing Party.
Section 3
Additional Provision
3.	The Parties hereto shall promise that:
A.	During the cooperation period between both parties, in the event Patty B receives a proposal along with information and data from Party A on a particular opportunity (as described in Section 1 above) which Party B has not received earlier from another source, then Party B (if Party B decides to participate) shall be required to work exclusively with Party A to acquire such interest cooperatively with Party A, and pursuant to mutually acceptable terms. If Party B decides not to participate, then Party B shall return to Party A all of the data and information it received from Party A. In the event that Party B decides not to participate, then Party B shall not disclose such data and information to a third party. In the event that Party B violates this provision, and acquires an interest in the opportunity without Party A, then Party B will be entitled to a penalty which the parties shall agree on within 10 days of this agreement by exchange of letters. In addition, in the event of such a violation, then Party A is entitled to unilaterally terminate the cooperation between the two sides and has its rights protected under the law.

B.	For all the projects provided by Party A, Party B shall have the option to decide whether it wants to participate or not (including the choice of third-party partners, etc) and Party A shall have the right to decide if it wants to operate.

C.	Specific dividends for both parties under the projects where they cooperate jointly shall be according to the proportionate interest each has in the specific project share in the project.

D.	For projects where Party A and Party B jointly cooperate as partners, and where Party A has devoted considerable effort and research, including the data collection and technical research, and such work reduces the risks in exploration and development and improves the rate of return on investment, it is agreed between Party A and Party B that some form of compensation shall be negotiated and given to Party A in recognition of such intangible contribution.
4.	Applicable Law
The laws of the People’s The Republic of China shall apply to this Agreement.
5.	Counterparts
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. It shall not be necessary that any single counterpart be executed by all parties so long as at least one counterpart is executed by each party.
6.	Entire Agreement of the Parties.
This Agreement contains the entire agreement between the parties concerning the Data and supersedes any prior agreements between the parties relating to the subject matter hereof, whether written or oral. Termination
7.	Modification of this Agreement.
No amendments, changes or modifications to this Agreement shall he valid except if the same are in writing and signed by a duly legal person or an authorized representative of each Party herein.
8.	Language
This Agreement shall be signed in both Chinese and English. If some articles of this Agreement need to be changed to account for special situations, this can be effected by Party A and Party B negotiating and signing mutually acceptable terms or revisions to this Agreement.

9.	Miscellaneous
Other terms & conditions not mentioned in this Agreement shall be settled by negotiation between the two Parties.
     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date signed.
Authorized signatories to this Agreement:

Party A: Sino Geophysical Co., Ltd	Party B. Pacific Asia Petroleum Inc

/s/ [ILLEGIBLE]	/s/ Frank C. Ingriselli
President & CEO	President & CEO